Exhibit 99.1

Alpha Pro Tech

LTD.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER
AND SIX MONTHS ENDED JUNE 30, 2010

Second Quarter 2010 Building Supply Segment Sales Increased 29.4% from the same period of 2009

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  Second quarter 2010 consolidated revenue decreased 22.9%, to $11.2 million, from $14.5 million in the second quarter of 2009, primarily due to a decrease in demand for N-95 respirator masks relating to the H1N1 Influenza A pandemic in 2009.

•                  Building Supply segment sales for the second quarter of 2010 increased 29.4%, to $4.9 million, from $3.8 million in the same quarter of 2009.  The Company added to Building Supply segment sales staff in anticipation of significant growth opportunities.

•                  Inventory increased by $4.8 million, or 36.4%, to $17.9 million as of June 30, 2010, from $13.1 million as of December 31, 2009.  The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment to strengthen our position in the marketplace, an increase in inventory in the Infection Control segment due to a stockpiling of N-95 particulate respirator masks and an increase in inventory in the Building Supply segment due to increased sales.

•                  The Company continues to broaden and diversify the distribution network for its Disposable Protective Apparel segment as it shifts its Critical Cover® product line from its previous exclusive distributor relationship.

•                  The Company currently plans to launch a new breathable housewrap in the third quarter of 2010.

Nogales, Arizona — August 10, 2010, Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel, infection control and building supply products, today announced financial results for the three and six months ended June 30, 2010.

Consolidated sales for the second quarter of 2010 decreased by $3.3 million, or 22.9%, to $11.2 million, from $14.5 million in the second quarter of 2009.  Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2010 decreased by $1.2 million, or 20.3%, to $4.8 million, compared to $6.1 million for the same period of 2009.  Building Supply segment sales for the three months ended June 30, 2010 increased by $1.1 million, or 29.4%, to $4.9 million, compared to $3.8 million for the same period of

2009.  Building Supply segment sales were the second highest on record exceeded only by sales in the third quarter of 2009.  The increase in Building Supply segment sales was primarily due to a 24.0% increase in sales of REX™ SynFelt synthetic roof underlayment and a 45.9% increase in sales of REX™ Wrap housewrap, as compared to the second quarter of 2009.  The sales mix of the Building Supply segment for the three months ended June 30, 2010 was 68% for synthetic roof underlayment and 32% for housewrap.  This compared to 71% for synthetic roof underlayment and 29% for housewrap for the second quarter of 2009.  Infection Control segment sales for the three months ended June 30, 2010 decreased by $3.2 million, or 67.9%, to $1.5 million, compared to $4.7 million for the same period of 2009.  Mask sales were down by 69.5%, to $1.1 million, and shield sales were down by 72.6%, to $0.3 million.

Al Millar, President of Alpha Pro Tech, commented, “The decrease in sales in the Disposable Protective Apparel segment was partially due to a decline in sales of disposable shoecovers to our former largest distributor.  We have and continue to expect to sell our apparel line to this distributor, excluding shoe and bootcovers.  This decrease was partially offset by increased sales to a broad base of our distribution network and, in particular, to a major national distributor.  Sales to this national distributor increased over two and a half times in the second quarter of 2010, as compared to the same period of 2009.”

Mr. Millar continued, “During the second quarter, we increased our Building Supply segment sales team in anticipation of significant growth in the coming periods.  Discussions with potential and existing distributors have been very encouraging.  In addition to growth opportunities with existing products, we are also excited about the launch of a breathable housewrap in the third quarter of 2010 that should increase our potential market share.  We are very optimistic about the future of this segment.”

Mr. Millar concluded, “The decrease in mask sales was primarily attributable to a decrease in demand for our N-95 respirator mask sales relating to the global H1N1 Influenza A pandemic in 2009.  Shield sales were down in the second quarter of 2010, primarily due to the final shipments of a $1.7 million non-recurring shield order received in the fourth quarter of 2008.  That order was shipped out over a period of three quarters and commenced shipping in the fourth quarter of 2008.  General shield sales also decreased in the second quarter of 2010, partially related to the H1N1 Influenza A pandemic of 2009.”

Consolidated sales for the six months ended June 30, 2010 decreased by $1.0 million, or 4.3%, to $22.9 million, from $23.9 million for the six months ended June 30, 2009.  This decrease resulted from decreased sales of Infection Control and Disposable Protective Apparel products, offset by increased sales of Building Supply products.  Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2010 decreased by $1.0 million, or 9.0%, to $9.9 million, compared to $10.9 million for the same period of 2009. The decrease was primarily due to decreased sales of disposable shoecovers to the Company’s former largest distributor, partially offset by increased sales of our Disposable Protective Apparel products to a broader based distribution network and, in particular, to the major national distributor mentioned above.  Building Supply segment sales for the six months ended June 30, 2010 increased by $3.6 million, or 59.4%, to $9.6 million, compared to $6.0 million for the same period of 2009.  The segment increase was primarily due to a 62.8% increase in sales of REX™ SynFelt synthetic roof underlayment and a 58.1% increase in sales of REX™ Wrap housewrap, compared to the same period of 2009.  The sales mix of the Building Supply segment for the six months ended June 30, 2010 was 69% for synthetic roof underlayment and 31% for housewrap.  This compared to 68% for synthetic roof underlayment and 32% for housewrap for the six months ended June 30, 2009.  Infection Control segment sales for the six months ended June 30, 2010 decreased by $3.6 million, or 52.0%, to $3.3 million, compared to $6.9 million for the same period of 2009.  Mask sales were down by $2.3 million, or 48.7%, to $2.4 million, primarily due to the surge in N-95 respirator mask sales in 2009 in relation to the H1N1 Influenza A pandemic.  Shield sales were down by $1.4 million, or 67.0%, to $0.7 million, due to the $1.7 million non-recurring order mentioned above.

Gross profit for the three months ended June 30, 2010 decreased by 38.6%, to $4.2 million, for the second quarter of 2010, or a 37.6% gross profit margin, from $6.9 million, or a 47.2% gross profit margin, for the same period of 2009.  Gross profit for the six months ended June 30, 2010 decreased 16.2%, to $9.2 million, or a 40.3% gross profit margin, from $11.0 million, or a 46.0% gross profit margin, for the same period in 2009.

Gross profit margin for the three months ended June 30, 2010 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales, and Infection Control segment sales, which have higher margins, decreased as a percentage of total sales.  Gross margin in the Disposable Protective Apparel segment was down for the 2010 second quarter, compared to the same quarter of 2009; as part of the Company’s strategy to increase inventory levels to strengthen our position in the marketplace, we acquired some inventory primarily from alternative suppliers at a higher cost in the second quarter of 2010.  We do not expect to incur these higher costs on a going forward basis.  Gross profit margin for this segment is expected to be softer in 2010, as compared to 2009, but should increase from the second quarter levels.

Selling, general and administrative expenses increased by 3.5% to $3.5 million for the second quarter 2010, from $3.4 million for the same quarter last year.  As a percentage of net sales, selling, general and administrative expenses increased to 31.4% for the three months ended June 30, 2010, from 23.4% for the same period in 2009.

Selling, general and administrative expenses for the six months ended June 30, 2010 increased by 10.0% to $7.3 million, from $6.6 million for the same period last year.  The increase was primarily due to increased employee compensation, sales and marketing expenses, professional fees, public company expenses and general administrative and factory expenses, offset by a severance agreement with a former executive, which was expensed in the first quarter of 2009, and decreased executive bonuses.  As a percentage of net sales, selling, general and administrative expenses increased to 32.0% for the six months ended June 30, 2010, from 27.8% for the same period in 2009.

Net income decreased 82.8% for the three months ended June 30, 2010 to $0.4 million, compared to net income of $2.2 million for the three months ended June 30, 2009.  Net income as a percentage of sales for the three months ended June 30, 2010 and 2009 was 3.3% and 14.9%, respectively.  Basic and diluted income per share for the three months ended June 30, 2010 and 2009 was $0.02 and $0.10, respectively.

Net income decreased 60.6% for the six months ended June 30, 2010 to $1.1 million, compared to net income of $2.7 million for the six months ended June 30, 2009.  Net income as a percentage of sales for the six months ended June 30, 2010 and 2009 was 4.6% and 11.2%, respectively.  Basic and diluted income per share for the six months ended June 30, 2010 and 2009 was $0.05 and $0.12, respectively.

The Consolidated Balance Sheet remained strong with a current ratio of 26 to 1 as of June 30, 2010.  The Company completed the quarter with cash and cash equivalents of $3.0 million, down from $9.8 million as of December 31, 2009, and working capital of $30.0 million, up from working capital of $29.0 million at December 31, 2009.  The decrease in cash and cash equivalents during the first six months of 2010 was primarily due to cash used in operating activities of $6.4 million and cash used in investing activities of $0.4 million.  Inventory increased by $4.8 million, or 36.4%, to $17.9 million as of June 30, 2010, from $13.1 million as of December 31, 2009.

Lloyd Hoffman, Chief Financial Officer, commented, “Inventory increased for the Disposable Protective Apparel segment due to our strategy of having a strong inventory position to strengthen our position in the marketplace.  Inventory for the Infection Control segment increased due to a stockpiling of N-95 particulate respirator masks but is down from the first quarter of 2010.  In addition, inventory for the Building Supply segment increased as a result of our increased sales.”

Mr. Hoffman concluded, “The decrease in cash for the six months ended June 30, 2010 was primarily due to an increase in our inventory levels by $4.8 million and our pay down of accrued liabilities of approximately $2.2 million in the first quarter of 2010.  Management expects the cash position to improve over the coming periods, as we anticipate a decrease in our overall inventory levels, and the impact on cash in the first quarter of 2010 resulting from the annual payment of 2009 accrued liabilities will not occur in the latter half of 2010.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment.  The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Unaudited)

	June 30, 2010	December 31, 2009 (1)

Assets
Current assets:
Cash and cash equivalents	$2,967,000	$9,753,000
Accounts receivable, net of allowance for doubtful accounts of $92,000 at June 30, 2010 and $65,000 at December 31, 2009	6,450,000	8,593,000
Inventories	17,862,000	13,094,000
Prepaid expenses and other current assets	3,460,000	2,792,000
Deferred income taxes	457,000	457,000
Total current assets	31,196,000	34,689,000

Property and equipment, net	3,896,000	3,843,000
Goodwill	55,000	55,000
Intangible assets, net	171,000	184,000
Equity investments in and advances to unconsolidated affiliates	1,796,000	1,701,000
Total assets	$37,114,000	$40,472,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$448,000	$2,963,000
Accrued liabilities	757,000	2,732,000
Total current liabilities	1,205,000	5,695,000

Deferred income taxes	906,000	906,000
Total liabilities	2,111,000	6,601,000

Shareholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 22,424,285 and 22,419,285 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	224,000	224,000
Additional paid-in capital	23,238,000	23,164,000
Retained earnings	11,541,000	10,483,000
Total shareholders’ equity	35,003,000	33,871,000
Total liabilities and shareholders’ equity	$37,114,000	$40,472,000

(1)           The consolidated balance sheet as of December 31, 2009 has been prepared using information from the audited financial statements at that date.

Consolidated Income Statements (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$11,221,000	$14,547,000	$22,850,000	$23,874,000

Cost of goods sold, excluding depreciation and amortization	7,000,000	7,676,000	13,640,000	12,884,000

Gross profit	4,221,000	6,871,000	9,210,000	10,990,000

Expenses:
Selling, general and administrative	3,518,000	3,399,000	7,302,000	6,639,000
Depreciation and amortization	218,000	162,000	426,000	322,000

Income from operations	485,000	3,310,000	1,482,000	4,029,000

Other income:
Equity in income of unconsolidated affiliates	99,000	72,000	172,000	170,000
Interest, net	5,000	—	15,000	1,000

Income before provision for income taxes	589,000	3,382,000	1,669,000	4,200,000

Provision for income taxes	217,000	1,214,000	611,000	1,517,000

Net income	$372,000	$2,168,000	$1,058,000	$2,683,000

Basic net income per share	$0.02	$0.10	$0.05	$0.12

Diluted net income per share	$0.02	$0.10	$0.05	$0.12

Basic weighted average shares outstanding	22,424,285	22,795,003	22,423,788	23,245,300

Diluted weighted average shares outstanding	22,869,037	22,820,145	23,019,380	23,245,300